Nuveen Municipal High Income Opportunity Fund N-14-8C/A

Exhibit 99.14(b)

KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 25, 2024, with respect to the financial statements and financial highlights of Nuveen Missouri Quality Municipal Income Fund, as of May 31, 2024, and our reports dated October 29, 2024, with respect to the financial statements and financial highlights of Nuveen New Jersey Quality Municipal Income Fund and Nuveen Pennsylvania Quality Municipal Income Fund, as of August 31, 2024, and our report dated December 26, 2024 with respect to the financial statements and financial highlights of Nuveen Municipal High Income Opportunity Fund, as of October 31, 2024, incorporated herein by reference, and to the references to our firm under the headings “Appointment of the Independent Registered Accounting Firm”, “Experts” and “Financial Highlights” in the Joint Proxy Statement/Prospectus and “Supplemental Financial Information and Experts” in the Statement of Additional Information filed on Form N-14.

Chicago, Illinois
December 10, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.